EXHIBIT 77(0) Morgan Stanley Dean Witter New York Quality
   Municipal Securities 10f-3 Transactions Quarters ended
  December 31, 1999 - March 31, 2000 TOTAL ISSUED SECURITY
DATE PRICE SHARES % OF PRINCIPAL PURCHASED PURCHASED SHARES
  PURCHASED ASSETS AMOUNT BY FUND BROKER(S) New York City
 Transitional Finance Authority 10/14/99 $97.161 $2,000,000
       2.240% 0.357% $ 560,000,000.00 Lehman Brothers